Exhibit 10.36

PRIVATE AND CONFIDENTIAL

Jeanine Lemmens

BY EMAIL

Thursday 4th July 2013

Dear Jeanine,

Following your recent discussions, I am pleased to confirm our offer to you of the position of Senior Vice President UK reporting to Jim Chambers.

This letter, along with the enclosed contract, confirms the terms of your offer of employment with Weight Watchers (UK) Ltd which replaces any existing contract with Weight Watchers. These are summarised below:

Job title	SENIOR VICE PRESIDENT UK

Start date	3RD JUNE 2013

Date of continuous employment	TBC

Gross Base Salary	£206,000 PER ANNUM

Bonus	45% of base salary Company element: guaranteed at 100% for 2013 Benelux performance

Long Term Incentives (LTIs)	65% of base salary

Car band/Allowance	£12,600 per annum

UK Pension Scheme	9% Employer contribution; minimum 2% Employee contribution

Private Healthcare	Family cover

Life Cover	3 x Gross Base Salary

Location: As this role is based in the Maidenhead office, you will need to relocate to within a reasonable commutable distance from Maidenhead.

To assist you with your relocation to the UK, you are entitled to the following relocation support:

One off relocation benefits:

•	Home and School search: Weight Watchers will pay for you to have the support of a Relocation company to help you to review schooling and accommodation options.

•	Removal of your household goods: Weight Watchers will pay for the reasonable costs for the removal of your household goods from The Netherlands to the UK in one 20 cubic feet container subject to the review of two quotations from two relocation providers.

•	Compensation for loss of value on the sale of your cars: Weight Watchers will pay you up to £2500 per car in respect of any loss that you incur when selling your cars in the Netherlands before you move to the UK.

•	Home in NL—If you decide to rent out your home in the Netherlands and are unable to find a tenant, Weightwatchers will you €1300 per month for the first three months following your permanent relocation to the UK (September, October and November) to cover this expense

•	Travel to the UK: Weight Watchers will pay or reimburse you in respect of airfares for yourself and your family from The Netherlands to the UK. If you choose to drive, Weightwatchers will reimburse you the costs of the ferry or Eurostar and reasonable toll and mileage expenses in line with our expenses policy.

•	Temporary Accommodation: Weight Watchers will provide you and your family with accommodation on your arrival in the UK for a period of up to 4 weeks whilst you source permanent accommodation. Further details will be discussed with you separately.

Ongoing Relocation Benefits

•	Housing Allowance: To enable you and your family to find suitable accommodation within the local area, you will be eligible to receive a housing allowance of £66,000 net per annum. This will be paid monthly with your salary.

•	Tax Advice: It is your responsibility to ensure that you comply with the UK and Netherlands tax requirements and ensure that your tax returns are properly submitted within the relevant deadlines.

You are eligible to receive tax advice and preparation services at Weight Watchers’ expense, from tax advisers nominated by Weight Watchers from time to time, (and subject to such financial and/or other conditions as Weight Watchers may from time to time impose) in respect of any UK or Netherlands tax returns relating to remuneration from your employment only. For the avoidance of doubt, Weight Watchers will not pay for additional tax planning advice, for example in relation to personal investments, sale of property or inheritance.

Any penalties or interest charges incurred because you fail to provide information or documentation requested by the nominated tax adviser promptly will be your responsibility. Weight Watchers will not reimburse you in respect of any such costs and Weight Watchers reserves the right to recover all or part of any such amounts from you.

•	Education: Weight Watchers will pay or reimburse you, against receipt or invoice, in respect of schooling fees your daughters for the length of your assignment.

The exact value of this benefit will be agreed with you once you have specific details of your preferred school.

Weight Watchers will also cover the costs of language tuition for your daughters in both Dutch and English to ensure that their level of fluency is maintained throughout your assignment. This will be paid up to £2000 per child.

Weight Watchers will not cover the cost of any other extra curricular activities or uniforms.

•	Home Leave Travel: Weight Watchers will provide for the cost of four trips per year for you and your family between UK and Netherlands in accordance with the UK Travel & Expenses policy at that time. Weightwatchers will reimburse you the costs of economy return flights or the ferry or Eurostar and reasonable toll and mileage expenses in line with our expenses policy.

Weight Watchers reserves the right at its absolute discretion to impose limits on the amounts that may be reimbursed to you in respect of home leave travel. You will be given at least one month’s written notice of any such limit, or any change to such limit imposed. The costs are not exchangeable for cash.

Weight Watchers will cover such income tax and National Insurance or equivalent as may arise on the items included in the relocation support section above. This is conditional on you taking such reasonable steps as may be possible to minimise the charges that may arise.

Should your employment end while you are based in the UK the following terms would apply:

•	Reimbursement on Voluntary Termination: If your employment ends by reason of Voluntary Termination within 24 months of your start date you must reimburse Weight Watchers in respect of a proportion of your Relocation Costs. The amount to be reimbursed will be reduced by any tax or social security contributions paid or due in respect of such Relocation Costs that you are unable to recover. For the avoidance of doubt, Weight Watchers may recover all or part of any such sum paid to you in respect of the relocation terms set out above.

•	Repatriation expenses: Weight Watchers will reimburse you in respect of repatriation expenses, provided always that your employment has not ended by reason of voluntary termination. Repatriation expenses will include one-way travel expenses between the UK and The Netherlands for you and your family and the removal of your household goods.

Please find enclosed 2 copies of this letter and your contract. Please sign, date and return one copy of each. On your first day, you will need to provide your birth certificate, marriage certificate (if applicable) or passport and your driving licence. These will be copied and returned to you.

Should you have any queries at all with any aspect of this offer, please do not hesitate to contact me.

Yours sincerely

/s/ Sara Harper-Holton

Sara Harper-Holton

HR Director

Signed: /s/ JJC Lemmens-Westerink                                                                                       Dated: 5-7-2013